Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Riverview Bancorp, Inc. (Riverview) of our report dated June 14, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Riverview Bancorp, Inc. and Subsidiary, which appears in Riverview's Annual Report (Form 10-K) for the year ended March 31, 2016, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Delap LLP

Lake Oswego, Oregon
April 12, 2017